January 16, 2020

Frank Riddick

Dear Frank:

On behalf of World Wrestling Entertainment, Inc. (“WWE”), I am pleased to extend the following offer of temporary employment:

Title:     Interim, Acting Chief Financial Officer

Location:     1241 East Main Street,  Stamford, CT  06902

Department:     Executive Office

Reports to:     Vincent McMahon, CEO & Chairman of the Board

Start Date:     January 17, 2020

End Date:     TBD

This offer is contingent upon satisfactory compliance with all Immigration Control and Reform Act requirements. At all times, your employment relationship with WWE will be “at-will.” This means that either you or WWE can end your employment at any time, for any or no reason.

Compensation and Benefits

Base Salary:     $66,666.67 bi-weekly, less ordinary deductions and withholding.

Benefits:     As a temporary employee, you will not be eligible for medical benefits, paid time off, including paid company holidays, vacation, personal days and sick days, or any similar benefits afforded to regular employees.

Work Week:     While the standard work week is 40 hours per week, such hours are subject to business needs as determined by management in its discretion. As an exempt employee, your salary covers all hours worked during any given work week or other time period. You are further expected to work all hours necessary to meet the requirements of your position.

Travel & Expense:     The company will pay all reasonable travel and living expenses during the assignment period.

Acceptance and Onboarding

Please indicate your acceptance by signing below and sending a copy of this entire letter to James Johnstone via email at James.Johnstone@wwecorp.com.

Following acceptance of this offer, as it gets closer to your start date, you will receive a communication granting you access to our Workday HR system where you will have the opportunity to review and sign our policies and procedures which will include, Confidentiality Non-Solicitation Agreement, Intellectual Property Release & Waiver, Conflict of Interest and Code of Conduct, Email Acceptable Use Guidelines, Equal Opportunity and Non-Harassment Policy, Employee Handbook Policy, Policy Prohibiting Insider Trading, Social Media Policy, and Fitness Center Waiver of Liability agreements.

On behalf of WWE, we are very pleased that you have accepted this offer and look forward to having you join our team.

Sincerely,

/s/ James Johnstone

James Johnstone

Senior Vice President, Human Resources

ACKNOWLEDGED AND AGREED:

/s/ Frank Riddick1/16/2020

Frank RiddickDate